Exhibit 10.21

Apollo Management V, L.P.

Two Manhattanville Road, 2nd Floor

Purchase, NY 10577

December 23, 2004

United Agri Products, Inc.

7251 W. 4th Street

Greeley, CO 80634

Attention: President

Re:    Fee for Services; Termination of Management Consulting Agreement

Dear Sir:

Reference is hereby made to each of (i) that certain Management Consulting Agreement (the “Management Agreement”) dated as of November 21, 2003 between United Agri Products, Inc., a Delaware corporation (as successor to UAP Acquisition Corp., the “Company”), and Apollo Management V, L.P., a Delaware limited partnership (“Apollo”), and (ii) that certain letter agreement dated November 29, 2004 previously delivered by Apollo to the Company (the “Prior Letter Agreement”). Capitalized terms used but not otherwise defined herein shall have their respective meanings set forth in the Management Agreement.

The purpose of this letter agreement is to clarify certain factual inaccuracies contained in the Prior Letter Agreement. Accordingly, this letter agreement supersedes the Prior Letter Agreement and each of Apollo and the Company agree that the Prior Letter Agreement shall be deemed to be amended and restated in its entirety in the form of this letter agreement.

As acknowledged by the Company in Section 3(b) of the Management Agreement, Apollo (i) structured the acquisition and the other transactions (including, without limitation, the Merger) contemplated by the Purchase Agreement, (ii) arranged for financing in connection with the acquisition and the Merger, and (iii) provided other services in connection with the transactions contemplated by the Purchase Agreement, including, without limitation, consulting and other advisory services in connection with an offering by the Company of $225.0 million principal amount of its 8¼% Senior Notes due 2011 (the “Senior Notes”) in reliance on Rule 144A and Regulation S under the Securities Act of 1933, as amended, and the subsequent obligation of the Company to file an exchange offer registration statement relating to the Senior Notes. As consideration for such services, the Company paid Apollo a fee of $5.0 million in January 2004 upon the filing of the registration statement on Form S-4 with the Securities and Exchange Commission with respect to the exchange offer for the Senior Notes.

The Company hereby acknowledges and agrees that, in addition to services provided by Apollo pursuant to Section 3 of the Management Agreement, Apollo has provided certain financial and other services to the Company and its subsidiaries and affiliates, including UAP Holding Corp., a Delaware corporation and the sole stockholder of the Company (“Holdings”), that are not contemplated by Section 3 of the Management Agreement, including, without limitation, certain consulting and advisory services in connection with the initial public offering (the “IPO”) of shares of Holdings’ common stock, par value $0.001 per share (the “Common Stock”) consummated on November 29, 2004.

The Company further acknowledges and agrees that the services provided by Apollo in connection with the IPO are of the type contemplated by Section 6 of the Management Agreement, and each party hereby waives, pursuant to Section 13 of the Management Agreement, any failure to comply with the provisions of such Section 6 in connection with the IPO.

Each party hereby further agrees that Apollo shall receive, as compensation for services provided in connection with the IPO, a fee (the “Transaction Fee”) in the aggregate amount of $3.5 million. Such Transaction Fee shall be paid upon the consummation of the sale of shares of Common Stock to the underwriters by wire transfer of immediately available funds to an account designated by Apollo or one of its affiliates. Pursuant to a Contribution Agreement to be entered into between the Company and Holdings upon the consummation of the IPO, Holdings will contribute a portion of the proceeds from the IPO to the Company, and the Company will use such proceeds received from Holdings to, among other things, pay the Transaction Fee to Apollo.

In addition, the Company hereby acknowledges and agrees that Apollo provided certain financial and other services to the Company and its subsidiaries and affiliates, including Holdings, in connection with, among other things, the offering (the “High Yield Offering”) by Holdings on January 26, 2004 of 10¾% senior discount notes due 2012, the proceeds of which were used to (i) redeem a portion of Holdings’ Series A redeemable preferred stock, par value $.001 per share, and (ii) pay an extraordinary dividend to holders of shares of Holdings’ Common Stock, for which Apollo did not receive separate compensation under Section 6 of the Management Agreement. Each party hereby waives, pursuant to Section 13 of the Management Agreement, any failure to comply with the provisions of such Section 6 in connection with the High Yield Offering.

Finally, each party hereby agrees that the Management Agreement shall be deemed terminated upon the later to occur of (i) the consummation of the IPO and (ii) Apollo’s receipt of the Transaction Fee and all other amounts payable to Apollo under the Management Agreement with respect to periods prior to the consummation of the IPO; provided that the Company’s obligations under Section 5 of the Management Agreement shall survive such termination.

Except as set forth herein, this letter agreement shall not be construed as a waiver or amendment of any provision of the Management Agreement. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws). This letter agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

* * * * *

Very truly yours,

APOLLO MANAGEMENT V, L.P.

By:	AIF V Management, Inc., its General Partner

By:	/s/ Stan Parker

Stan Parker Vice President

ACKNOWLEDGED and AGREED

as of the date first above written

UNITED AGRI PRODUCTS, INC.

By:	/s/ Todd Suko

Todd Suko
Vice President and Secretary